Exhibit 99.3
COLONIAL PROPERTIES TRUST
Financial Statements
Second Quarter 2010
SECOND QUARTER FUNDS FROM OPERATIONS (FFO) RECONCILIATION

	Three Months Ended		Six Months Ended
($ in 000s, except per share data)	6/30/2010	6/30/2009	6/30/2010	6/30/2009
Net (Loss) Income Available to Common Shareholders	$(11,849)	$(1,903)	$(24,178)	$12,001
Noncontrolling Interest in CRLP (Operating Ptr Unitholders)	(1,290)	(339)	(2,785)	2,166
Noncontrolling Interest in Gain on Sale of Undepreciated Property	—	—	—	992

Total	(13,139)	(2,242)	(26,963)	15,159

Adjustments — Consolidated Properties
Depreciation — Real Estate	29,802	27,778	59,623	55,186
Amortization — Real Estate	1,718	386	3,459	728
Remove: Gain/(Loss) on Sale of Property, net of Income
Tax and Noncontrolling Interest	667	175	709	(5,250)
Include: Gain/(Loss) on Sale of Undepreciated
Property, net of Income Tax and Noncontrolling Interest	(631)	(187)	(641)	3,544

Total Adjustments — Consolidated	31,556	28,152	63,150	54,208

Adjustments — Unconsolidated Properties
Depreciation — Real Estate	1,715	4,449	4,123	9,234
Amortization — Real Estate	708	1,638	1,410	3,452
Remove: Gain/(Loss) on Sale of Property	(15)	35	(96)	52

Total Adjustments — Unconsolidated	2,408	6,122	5,437	12,738

Funds from Operations	$20,825	$32,032	$41,624	$82,105

Income Allocated to Participating Securities	(169)	(156)	(343)	(401)

Funds from Operations Available to Common Shareholders and Unitholders	$20,656	$31,876	$41,281	$81,704

FFO per Share
Basic	$0.27	$0.56	$0.54	$1.43
Diluted	$0.27	$0.56	$0.54	$1.43

FFO, as defined by the National Association of Real Estate Investment Trusts (NAREIT), means income (loss) before Noncontrolling Interest (determined in accordance with GAAP), excluding gains (losses) from debt restructuring and sales of depreciated property, plus real estate depreciation and after adjustments for unconsolidated partnerships and joint ventures. FFO is presented to assist investors in analyzing the Company’s performance. The Company believes that FFO is useful to investors because it provides an additional indicator of the Company’s financial and operating performance. This is because, by excluding the effect of real estate depreciation and gains (or losses) from sales of properties (all of which are based on historical costs which may be of limited relevance in evaluating current performance), FFO can facilitate comparison of operating performance among equity REITs. FFO is a widely recognized measure in the Company’s industry.
The Company’s method of calculating FFO may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered (1) as an alternative to net income (determined in accordance with GAAP), (2) as an indicator of financial performance, (3) as cash flow from operating activities (determined in accordance with GAAP) or (4) as a measure of liquidity nor is it indicative of sufficient cash flow to fund all of our needs, including our ability to make distributions.
SECOND QUARTER SHARES AND UNITS OUTSTANDING, WEIGHTED

	Three Months Ended		Six Months Ended
(shares and units in 000s)	6/30/2010	6/30/2009	6/30/2010	6/30/2009
Basic
Shares	69,553	48,649	67,998	48,427
Operating Partnership Units (OP Units)	7,656	8,729	7,905	8,794

Total Shares & OP Units	77,209	57,378	75,903	57,221

Dilutive Common Share Equivalents	—	—	—	—

Diluted (1)
Shares	69,553	48,649	67,998	48,427
Total Shares & OP Units	77,209	57,378	75,903	57,221

Notes:

(1)	For periods where the Company reported a net loss from continuing operations (after preferred dividends), the effect of dilutive shares has been excluded from per share computations as including such shares would be anti-dilutive.